Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
FOR IMMEDIATE RELEASE	Investor Relations Sharon Latham 402-548-4207
GOVERNMENT PROPERTIES TRUST ANNOUNCES FIRST
QUARTER 2006 FINANCIAL RESULTS
OMAHA, Neb.—May 3, 2006—Government Properties Trust, Inc. (NYSE: GPT), a self-managed, self-administered real estate investment trust, today announced results for the first quarter March 31, 2006.
Accomplishments:
•	Completed the acquisition of 120,000 square feet of office space and land leased to Riverside County in California;

•	Finalized the expansion of the Bureau of Public Debt building in Parkersburg, West Virginia;

•	Funds from operations (FFO) per share improved to $0.14 from $0.06;

•	Revenue increased to $10.4 million from $4.5 million.
First Quarter 2006 Financial Results:
Funds from operations (FFO) for the three month period ended March 31, 2006 increased to $2.8 million, or $0.14 per diluted share, compared to $1.3 million or $0.06 per diluted share for the three month period ended March 31, 2005.* Net loss for the three month period ended March 31, 2006 was ($0.8) million, or ($0.04) per diluted share compared to a net loss of ($0.1) million, or ($0.00) per diluted share in the same period of the prior year.
Revenue for the three month period ended March 31, 2006 was $10.4 million compared with $4.5 million for the same period of the prior year. The improvement in revenue was driven by the acquisition of eight properties consisting of an additional 1.1 million rentable square feet.
Portfolio Overview:
At March 31, 2006, the Company’s portfolio consisted of 20 properties totaling approximately 1.7 million rentable square feet with an aggregate contract purchase price of $408 million. The properties were 97 percent occupied and had a weighted average remaining lease term of approximately 10.6 years. The top-five tenants on a percentage of total leased square feet basis were Bureau of Public Debt at 12%, U.S. Army Corps of Engineers at 11%, Social Security

Administration at 10%, Internal Revenue Service at 7% and Food and Drug Administration at 7%.
Capital Structure:
At March 31, 2006, the Company had $233.3 million of long-term debt outstanding and $26.5 million drawn under our $50 million line of credit. Our fixed rate mortgage debt had a weighted average interest rate of 5.80% and a weighted average life of 11.6 years. Our total debt represented 63% of the historical cost of our assets and represented 60% of our total market capitalization at the end of March 31, 2006. Our leverage ratio was 63% at March 31, 2006. Fixed rate debt, including variable rate debt hedged by interest rate swaps, amounted to approximately 100% of our total debt. At March 31, 2006, we had 20.8 million shares of common stock outstanding.
2006 Financial Outlook:
The Company is reiterating 2006 FFO per share and earnings per share guidance. This guidance is based solely on the properties we own and have under contract. We anticipate FFO per diluted share for 2006 to be in the range of $0.55 to $0.60 and a net loss per share to range from ($0.13) to ($0.18).
We anticipate adjusted funds from operations (AFFO) per diluted share for the full year 2006 to be in the range of $0.40 to $0.45.* Approximately two-thirds of the AFFO will be earned in the last half of the year. We anticipate fourth quarter 2006 AFFO to be approximately $0.13 to $0.15 per share.* We define AFFO as FFO after adjusting for the effect of straight-lined rents, adding back amortization of deferred financing fees and restricted share compensation expense, deducting mortgage principal amortization payments, and deducting for a capex allowance. Capex is generally estimated at $0.25 per square foot.
This guidance is provided for informational purposes and is subject to change. The foregoing estimates reflect management’s current view of our current property portfolio including the Riverside County property acquired in February 2006, the completion of the previously announced Parkersburg, West Virginia expansion, an acquisition planned to be completed in May and the Denver EPA acquisition expected to close in December 2006. The estimates do not include possible future acquisitions. Our actual results could differ materially from the estimates set forth above.
Subsequent Event:
In April, the Company executed a definitive agreement to acquire a 280,000 square foot, nine story building located in the Lower Downtown Historic District in Denver, Colorado for a price not to exceed $95.0 million. The building is being acquired from an affiliate of Opus Northwest, L.L.C. through Government Property Trust’s Pre-Completion/Pre-Construction Program.
First Quarter 2006 Conference Call and Webcast:

Thomas D. Peschio, CRE, President and Chief Executive Officer, and Nancy D. Olson, Vice President and Chief Financial Officer, will host a conference call to discuss the results on Wednesday, May 3, 2006, at 5:00 p.m. Eastern Standard Time.
To participate in the conference call, please dial 877-407-0778 or 1-201-689-8565 for international callers. The conference call will also be simulcast live on the Internet, and can be accessed by logging onto www.investorcalendar.com or the Company’s website at www.gptrust.com. If you are unable to participate on the call, a replay will be available through May 10, 2006 at 12:00 midnight Eastern Time by dialing (877) 660-6853 or (201) 612-7415 for international callers, Account #: 286 and Conference ID #: 198088, and for 30 days on www.gptrust.com.
* At the end of this release is a reconciliation of FFO to net loss, the most directly comparable Generally Accepted Accounting Principles (GAAP) measure.
Supplemental Quarterly Financial and Operating Data:
Government Properties Trust publishes supplemental quarterly financial and operating data that can be found under the Investor Relations section of the Company’s Web site at www.gptrust.com.
About Government Properties Trust, Inc.:
Government Properties Trust, Inc. invests primarily in single tenant properties under long-term leases to the U.S. government. Government Properties Trust, Inc. is a self-managed, self-administered real estate investment trust, or REIT. The company is located at 13625 California Street, Suite 310, Omaha, NE 68154.
Legal Notices:
Forward-looking information
This press release contains forward-looking statements. These and other forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “forecasts,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.
The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including: the pace of our property acquisitions to date has resulted in cash flow that is insufficient to cover dividends at their current level; the closings of our property acquisitions are subject to conditions that may prevent us from acquiring such properties; our use of debt financing could decrease our cash flow and expose us to risk of default under our debt documents; our ability to obtain debt financing could be impaired or delayed due to underwriting restrictions applicable to the type of properties we acquire; because our principal tenant is the U.S. government, our properties may have a higher risk of terrorist attack than similar properties leased to non-governmental tenants; we depend on the U.S.

government for most of our revenues, which means that any failure by the U.S. government to perform its obligations or renew its leases upon expiration may harm our cash flow and ability to pay dividends; an increase in the operating costs of our government-leased properties would harm our cash flow and ability to pay dividends; as well as the other risks discussed from time to time in our SEC filings.
All forward-looking statements included in this press release are based on information available to us on the date hereof. We assume no obligation to update any forward-looking statements.
Non-GAAP Financial Information
This press release contains non-GAAP financial information, including FFO and AFFO. This press release also contains the most directly comparable GAAP information and a GAAP to non-GAAP reconciliation.
We believe FFO and AFFO are useful to investors as an indicator of our ability to service debt and pay cash distributions.
FFO and AFFO, as calculated by us, may not be comparable to FFO and AFFO reported by other companies that do not define these terms exactly as we define them. FFO and AFFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.
For additional information, please visit the Government Properties Trust, Inc. web site at
www.gptrust.com.
Financial Tables and Non-GAAP to GAAP Reconciliations Follow:

GOVERNMENT PROPERTIES TRUST, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	March 31,	December 31,
	2006	2005
	(unaudited)
ASSETS
Real estate at cost:
Land	$35,986	$32,800
Buildings and improvements	306,557	280,861
Tenant origination costs	72,573	60,405
Real estate under development	228	16,577
Furniture and equipment	474	456

	415,818	391,099
Accumulated depreciation	(16,936)	(13,295)

	398,882	377,804
Cash and cash equivalents	2,512	4,857
Restricted cash escrows	11,031	16,887
Tenant receivables	8,167	6,873
Notes receivable from tenant	586	603
Deferred costs, net	3,942	4,020
Real estate deposits	150	450
Other assets	4,068	1,583

Total assets	$429,338	$413,077

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$9,259	$8,420
Dividends payable	3,114	3,110
Lines of credit	26,480	17,500
Mortgage notes payable	233,304	225,033

Total liabilities	272,157	254,063
Stockholders’ equity:
Common stock ($0.01 par value; 50,000,000 shares authorized, 20,763,136 and 20,721,612 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively)	206	206
Additional paid-in capital	189,548	189,123
Accumulated deficit	(34,835)	(30,916)
Accumulated other comprehensive income	2,262	601

Total stockholders’ equity	157,181	159,014

Total liabilities and stockholders’ equity	$429,338	$413,077

GOVERNMENT PROPERTIES TRUST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME
(unaudited and in thousands, except per share amounts)

	THREE MONTHS ENDED
	MARCH 31,
	2006	2005
Revenue
Rental income	$9,800	$4,324
Tenant reimbursements	566	180

Total revenue	10,366	4,504
Expenses
Property operations	1,811	855
Real estate taxes	926	457
Depreciation and amortization	3,641	1,322
General and administrative	1,309	1,140

Total expenses	7,687	3,774

Operating income	2,679	730
Other income (expense)
Interest income	122	658
Interest expense	(3,403)	(1,338)
Amortization of deferred financing fees	(203)	(110)

Net loss	$(805)	$(60)

Earnings per share (basic and diluted)
Net loss	$(0.04)	$—

Distributions declared per share	$0.15	$0.15

Weighted average shares outstanding (basic and diluted)	20,604	20,540

Net loss	$(805)	$(60)
Other comprehensive income
Unrealized derivative gain on forward-starting interest rate swaps	1,660	—

Comprehensive income (loss)	$855	$(60)

GOVERNMENT PROPERTIES TRUST, INC
FUNDS FROM OPERATIONS RECONCILIATION
(unaudited and in thousands, except per share amounts)

	THREE MONTHS
	ENDED
	MARCH 31,
	2006	2005
Net loss	$(805)	$(60)
Adjustments to reconcile to funds from operations:
Real estate depreciation and amortization (a)	3,622	1,315

Funds from operations	$2,817	1,255

Funds from operations per common share	$0.14	$0.06

Weighted average common shares outstanding	20,604	20,540

(a)	Excludes depreciation of non-real estate assets of $19,000 and $7,000 for the three months ended March 31, 2006 and 2005, respectively.